High Yield Total Return Portfolio
10f-3 Report
For the Quarter Ended September 30, 2003



Issuer              Trade Date                Selling Broker

Dex Media West     August 15, 2003           Chase Securities

Amount Purchased    Purchase Price U.S.$      % of Fund Assets
1,600,000	     100.000                   0.72


% of Issue
0.21